Exhibit 99.1

News Release
L.B. Foster Company Ends 2024 with Continuing Profitability Growth and Strong Cash Flow; Approves New, 3-Year $40 million Stock Repurchase Plan

•Fourth quarter and full year 2024 gross margins improved 100 and 160 basis points while net sales were down 5.0% and 2.4%, respectively, highlighting improved portfolio profitability year over year.
•Fourth quarter net loss of $0.3 million was favorable $0.2 million versus last year; adjusted EBITDA1 of $7.2 million was favorable $1.1 million, or 18.7%, over the prior year quarter.
•Full year 2024 cash flow from operations was $22.6 million, with $24.3 million generated in the fourth quarter; Total debt declined $21.6 million during the quarter to $46.9 million; Gross Leverage Ratio1 of 1.2x decreased 0.7x during the quarter and 0.5x compared to last year.
•The Company's Board of Directors authorized a new, 3-year $40 million stock repurchase program.
•The Company announced full year financial guidance for 2025 with net sales expected to range from $540 million to $580 million and adjusted EBITDA expected to range from $42 million to $48 million; free cash flow1 is expected to range between $20 million and $30 million, with capital expenditures expected to represent approximately 2.0% of sales.

PITTSBURGH, PA, March 4, 2025 – L.B. Foster Company (Nasdaq: FSTR), a global technology solutions provider of products and services for rail and infrastructure markets (the "Company"), reported fourth quarter and 2024 results2.

CEO Comments
John Kasel, President and Chief Executive Officer, commented, "We finished 2024 with strong cash generation and improving profitability in the fourth quarter. Rail segment growth was robust, with sales up 14.2% and gross margins of 22.2% up 300 basis points ("bps"). Infrastructure results were weaker versus last year, with sales down 25.2% and gross margins of 22.6% down 90 bps driven primarily by lower pipeline coating volumes within our Steel Products division. As expected, lower employment costs, in part from our 2024 restructuring program, drove improved operating expenses and profitability versus last year's quarter. Free cash flow was stronger than we expected and the operating cash was used to continue to reduce debt and improve leverage while also stepping up the pace of our share repurchase program. Share repurchases during 2024 totaled 300,302 shares, or approximately 3% of outstanding shares. The results achieved by our team in 2024 demonstrate that the execution of our strategic playbook is translating into a structural improvement in profitability, free cash flow and economic profit generation."

Mr. Kasel concluded, "While near-term macro conditions are expected to remain volatile, the benefits of our strategy and disciplined execution over the last three years have positioned us well. We remain optimistic about our prospects for growth, as evidenced by our 2025 financial guidance. We're starting 2025 with backlog down 13% with the decline primarily in less profitable product lines, and expect the beginning of 2025 to be softer than last year's exceptionally strong start. However, our guidance midpoints imply 34% growth in adjusted EBITDA on 5.5% organic sales growth, highlighting improved portfolio profitability driven by investments in our growth platforms of Rail Technologies and Precast Concrete. The guidance assumes federal infrastructure investment support remains largely intact, and we'll monitor developments in these programs closely. Our balanced approach to capital allocation is unchanged, and includes a new, 3-year $40 million share repurchase program which highlights the confidence we have in our future. Our strategy is sound and delivering shareholder value, and we look forward to continuing progress in 2025."

Financial Guidance

2025 Full Year Financial Guidance	Low	High
Net sales	$540,000	$580,000
Adjusted EBITDA	$42,000	$48,000
Capital spending as a percent of sales	~2%	~2%
Free cash flow	$20,000	$30,000
1 See "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding adjusted EBITDA, gross leverage ratio per the Company's credit agreement, new orders, backlog, book-to-bill ratio, organic results adjusted for portfolio movement, net debt, free cash flow, and related reconciliations to the comparable United States Generally Accepted Accounting Principles financial measures. 2 As reported in the Company's Current Report on Form 8-K filed on October 8, 2024, the Company corrected certain errors in previously reported 2024 quarterly financials, and certain immaterial errors in 2023 previously reported financials. All comparisons are based on the corrected historical results.

Share Repurchase Program Authorization
On March 3, 2025, the Company’s Board of Directors authorized the repurchase of up to $40.0 million of the Company’s common stock in open market transactions and/or 10b5-1 trading plans through February 29, 2028. The new authorization replaces the previous $15.0 million share repurchase authorization which expired at the end of February 2025. Any repurchases will be subject to the Company’s liquidity, including availability of borrowings and covenant compliance under its revolving credit facility, and other capital needs of the business.

Fourth Quarter Consolidated Highlights
The Company’s fourth quarter performance highlights are reflected below:

	Three Months Ended December 31,		Change	Percent Change
	2024	2023	2024 vs. 2023	2024 vs. 2023

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$128,183	$134,877	$(6,694)	(5.0)%
Gross profit	28,615	28,709	(94)	(0.3)
Gross profit margin	22.3%	21.3%	100 bps	4.7
Selling and administrative expenses	$24,421	$27,263	$(2,842)	(10.4)
Selling and administrative expenses as a percent of sales	19.1%	20.2%	(110) bps	(5.4)
Amortization expense	1,142	1,195	(53)	(4.4)
Operating income	$3,052	$251	$2,801	**
Net loss attributable to L.B. Foster Company	(242)	(430)	188	43.7
Adjusted EBITDA[1]	7,238	6,099	1,139	18.7
New orders[1]	107,187	105,509	1,678	1.6
Backlog[1]	185,909	213,780	(27,871)	(13.0)
**Results of this calculation not considered meaningful.

•Net sales for the 2024 fourth quarter were $128.2 million, a $6.7 million decrease, or 5.0%, from the prior year quarter. Net sales decreased due to lower volumes in the Steel Products business unit, including a $1.6 million impact from the discontinued bridge grid deck product line. The decline in organic sales was entirely in the Infrastructure Solutions segment.

•Gross profit for the 2024 fourth quarter was $28.6 million, flat with the prior year quarter. Gross profit margin for the 2024 fourth quarter was 22.3%, a 100 basis point improvement over the prior year quarter. Margin improvement was due to improved portfolio profitability in the Rail, Technologies, and Services segment.

•Selling and administrative expenses for the 2024 fourth quarter were $24.4 million, a $2.8 million decrease, or 10.4%, from the prior year quarter. The decrease was attributable to overall lower personnel expenses as well as lower bad debt expenses, primarily related to a $1.0 million charge incurred in 2023 related to a customer filing for administrative protection in the United Kingdom. Selling and administrative expenses as a percent of net sales decreased to 19.1% compared to 20.2% in the prior year quarter.

•Operating income for the 2024 fourth quarter was $3.1 million, favorable $2.8 million over the prior year quarter, primarily due to the improvement in selling and administrative expenses.

•Net loss attributable to the Company for the 2024 fourth quarter was $0.2 million, or $0.02 per diluted share, favorable $0.2 million over the prior year quarter.

•Adjusted EBITDA for the 2024 fourth quarter was $7.2 million, a $1.1 million increase, or 18.7%, over the prior year quarter.

•Cash provided by operating activities was $24.3 million for the fourth quarter, a $2.6 million increase over the prior year quarter due to improved profitability and working capital.

•Total debt as of December 31, 2024 was $46.9 million, a $21.6 million decline during the quarter and an $8.3 million decrease from the prior year quarter. Net debt1 as of December 31, 2024 was $44.5 million, a $20.9 million decline during the quarter and an $8.2 million decrease from the prior year quarter. The Company's gross leverage ratio per its credit agreement was 1.2x as of December 31, 2024, an improvement from 1.7x versus December 31, 2023.

•New orders totaling $107.2 million for the 2024 fourth quarter increased $1.7 million, or 1.6%, over the prior year quarter. The increase occurred within the Infrastructure Solutions segment, and is primarily related to strong orders in the Protective Pipe Coatings business within Steel Products. This increase was partially offset by lower demand in the Rail, Technologies, and Services segment's Rail Products business unit. The trailing twelve month book-to-bill ratio1 was 0.95 : 1.00, up from 0.94 : 1.00 at the end of the third quarter.

•Backlog was $185.9 million, $27.9 million decrease, or 13.0%, from the prior year quarter. The decline was due primarily to softer Rail Products demand coupled with the impact of decreasing commercial activity in our UK business as we continue to scale back initiatives in that market. Also contributing to the lower backlog was a decline in Steel Products, including $2.7 million due to the exit of the bridge grid deck product line.

Fourth Quarter Business Results by Segment

Rail, Technologies, and Services Segment

	Three Months Ended December 31,		Change	Percent Change
	2024	2023	2024 vs. 2023	2024 vs. 2023

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$79,154	$69,294	$9,860	14.2%
Gross profit	$17,552	$13,329	$4,223	31.7
Gross profit margin	22.2%	19.2%	300 bps	15.6
Segment operating income (loss)	$4,700	$(925)	$5,625	**
Segment operating income (loss) margin	5.9%	(1.3)%	720 bps	**
New orders[1]	$54,982	$60,058	$(5,076)	(8.5)
Backlog[1]	$62,449	$84,418	$(21,969)	(26.0)
**Results of this calculation not considered meaningful.

•Net sales for the 2024 fourth quarter were $79.2 million, a $9.9 million increase, or 14.2%, over the prior year quarter, driven primarily by higher sales volumes in the Rail Products business unit.

•Gross profit for the 2024 fourth quarter was $17.6 million, a $4.2 million increase, and gross profit margins increased 300 basis points to 22.2%. Gross profit improvement was driven primarily by improved margins in Global Friction Management and Technology Services and Solutions, including recovery in our UK business. The Rail Products business unit also realized improved margins driven by higher sales volumes.

•Segment operating income for the 2024 fourth quarter was $4.7 million, favorable $5.6 million over the prior year quarter, due to the increase in gross profit and a $1.4 million decrease in segment selling and administrative expenses. The decrease in selling and administrative expenses is due in part to a $1.0 million decline in bad debt expense due to a UK customer that filed for administrative protection in the prior year.

•Orders decreased by $5.1 million, driven primarily by Rail Products, partially offset by order growth in the Global Friction Management and Technology Services and Solutions business units. The trailing twelve month book-to-bill ratio was 0.94 : 1.00. Backlog of $62.4 million decreased $22.0 million from the prior year quarter driven by declines in Rail Products and Technology Services and Solutions, partially offset by a 53.4% increase in Global Friction Management.

Infrastructure Solutions Segment

	Three Months Ended December 31,		Change	Percent Change
	2024	2023	2024 vs. 2023	2024 vs. 2023

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$49,029	$65,583	$(16,554)	(25.2)%
Gross profit	$11,063	$15,380	$(4,317)	(28.1)
Gross profit margin	22.6%	23.5%	(90) bps	(3.8)
Segment operating income	$2,030	$5,390	$(3,360)	(62.3)
Segment operating income margin	4.1%	8.2%	(410) bps	(49.9)
New orders[1]	$52,205	$45,451	$6,754	14.9
Backlog[1]	$123,460	$129,362	$(5,902)	(4.6)

•Net sales for the 2024 fourth quarter were $49.0 million, a $16.6 million decrease, or 25.2%, from the prior year quarter. The decrease in sales is attributed primarily to Steel Products which declined $15.2 million due to soft market conditions in the end markets served, including a $1.6 million decrease from the exit of the bridge grid deck product line.

•Gross profit for the 2024 fourth quarter was $11.1 million, a $4.3 million decrease, or 28.1%, from the prior year quarter, and gross profit margins decreased by 90 basis points to 22.6%. The decrease is due to lower overall sales volumes and unfavorable mix primarily within Steel Products.

•Segment operating income for the 2024 fourth quarter was $2.0 million, unfavorable $3.4 million from the prior year quarter, due to the decrease in gross profit, partially offset by a $0.9 million improvement in selling and administrative costs.

•New orders increased by $6.8 million, driven primarily by an increase in new orders in the Protective Coatings business within Steel Products. The trailing twelve month book-to-bill ratio was 0.97 : 1.00. Backlog of $123.5 million decreased $5.9 million from the prior year quarter, $2.7 million of which stems from the bridge grid deck product line exit. The remaining decline in the backlog is attributed to the retained bridge forms product line and the Protective Coatings business. Precast Concrete backlog improved $3.6 million over the prior year quarter due to strengthening in the business.

Full Year Consolidated Highlights
The Company’s full year 2024 performance highlights are reflected below.

	Year Ended December 31,		Change	Percent Change
	2024	2023	2024 vs. 2023	2024 vs. 2023

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$530,765	$543,744	$(12,979)	(2.4)%
Gross profit	118,062	112,044	6,018	5.4
Gross profit margin	22.2%	20.6%	160 bps	7.8
Selling and administrative expenses	$96,398	$97,623	$(1,225)	(1.3)
Selling and administrative expenses as a percent of sales	18.2%	18.0%	20 bps	1.1
(Gain) on sale of former joint venture facility	(3,477)	—	(3,477)	**
Amortization expense	4,628	5,314	(686)	(12.9)
Operating income	$20,513	$9,107	$11,406	125.2
Net income attributable to L.B. Foster Company	42,946	1,464	41,482	**
Adjusted EBITDA[1]	33,576	31,775	1,801	5.7
New orders[1]	506,538	529,030	(22,492)	(4.3)
Backlog[1]	185,909	213,780	(27,871)	(13.0)
**Results of this calculation not considered meaningful.

•Net sales for the year ended December 31, 2024 were $530.8 million, a $13.0 million decrease, or 2.4%, from the prior year. Net sales declined $13.8 million primarily due to divestitures and product line exits. Organic sales increased by $0.8 million driven by the Rail, Technologies, and Services segment, partially offset by organic sales declines in the Infrastructure Solutions segment, primarily within the Steel Products business.

•Gross profit for the year ended December 31, 2024 was $118.1 million, an increase of $6.0 million, or 5.4%, over the prior year and gross profit margins expanded by 160 basis points to 22.2%. The increase in gross profit in 2024 was due to the absence of the adverse impact realized in the prior year period of the bridge grid deck product line exit which reduced prior year gross profit by $3.1 million, coupled with related exit costs of $1.1 million. Additionally, the improvement in gross profit was driven by the business portfolio changes in line with the Company's strategic transformation along with favorable business mix and the recovery in our UK Technology Services and Solutions businesses.

•Selling and administrative expenses for the year ended December 31, 2024 were $96.4 million, a $1.2 million decrease, or 1.3%, from the prior year. The decrease was primarily attributed to $2.9 million of lower employments costs in 2024 and the absence of $1.9 million of bad debt expense incurred in 2023 due to a customer filing for administrative protection. Partially offsetting these decreases were $1.2 million in legal costs associated with a resolved legal matter, $0.8 million of professional services expenditures associated with the announced enterprise restructuring, and $1.2 million in employee-related restructuring expense incurred in 2024.

•Operating income for the year ended December 31, 2024 was $20.5 million, favorable $11.4 million over the prior year, due to improved gross profit, lower selling and administrative expenses, and a $3.5 million gain on the sale of a former joint venture facility in Magnolia, Texas.

•Net income attributable to the Company for the year ended December 31, 2024 was $42.9 million, or $3.89 per diluted share, favorable by $41.5 million over the prior year period. The change in net income attributable to the Company was due primarily to a $31.9 million favorable tax valuation allowance adjustment in 2024, as well as improved operating income, including the bridge exit impacts in 2023 and $3.5 million Magnolia facility sale gain in 2024.

•Adjusted EBITDA for the year ended December 31, 2024 was $33.6 million, a $1.8 million increase, or 5.7%, over the prior year.

•Net cash flow from operations in the year ended December 31, 2024 totaled $22.6 million.

•New orders totaling $506.5 million for the year ended December 31, 2024 decreased $22.5 million, or 4.3%, from the prior year, with $10.6 million of the decrease due to divestitures and product line exits. The remaining decline was realized across the Steel Products business. Organic order rates1 in the Rail, Technologies, and Services segment improved $14.9 million, with strong growth realized in both Rail Products and Friction Management. Precast Concrete order rates also improved $2.3 million as compared to the prior year period.

Fourth Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter and full year 2024 operating results on March 4, 2025 at 11:00 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster website: www.lbfoster.com, under the Investor Relations page. A conference call replay will be available through March 11, 2025 via webcast through L.B. Foster’s Investor Relations page of the company’s website.

Those interested in participating in the question-and-answer session may register for the call at https://register.vevent.com/register/BI7fa688d1459244e0bb31550782a2d32b to receive the dial-in numbers and unique PIN to access the call. The registration link will also be available on the Company’s Investor Relations page of its website.

About L.B. Foster Company
Founded in 1902, L.B. Foster Company is a global technology solutions provider of engineered, manufactured products and services that builds and supports infrastructure. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customer's most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

The Company has not reconciled the forward-looking adjusted EBITDA and free cash flow to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are acquisition and divestiture-related costs, impairment expense, and changes in operating assets and liabilities. These underlying expenses and others that may arise during the year are potential adjustments to future earnings. The Company expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The Company believes free cash flow is useful information to investors as it provides insight on cash generated by operations, less capital expenditures, which we believe to be helpful in assessing the Company's long-term ability to pursue growth and investment opportunities as well as service its financing obligations and generate capital for shareholders. Additionally, the Company's annual incentive plans for management provide for the utilization of free cash flow as a metric for measuring cash-generation performance in determining annual variable incentive achievement.

The Company defines new orders as a contractual agreement between the Company and a third-party in which the Company will, or has the ability to, satisfy the performance obligations of the promised products or services under the terms of the agreement. The Company defines backlog as contractual commitments to customers for which the Company’s performance obligations have not been met, including with respect to new orders and contracts for which the Company has not begun any performance. Management utilizes new orders and backlog to evaluate the health of the industries in which the Company operates, the Company’s current and future results of operations and financial prospects, and strategies for business development. The Company believes that new orders and backlog are useful to investors as supplemental metrics by which to measure the Company’s current performance and prospective results of operations and financial performance. The Company defines book-to-bill ratio as new orders divided by revenue. The Company believes this is a useful metric to assess supply and demand, including order strength versus order fulfillment.

The Company views its Gross Leverage Ratio per its credit agreement, as defined in the Second Amendment to its Fourth Amended and Restated Credit Agreement dated August 12, 2022, as an important indication of the Company's financial health and believes it is useful to investors as an indicator of the Company's ability to service its existing indebtedness and borrow additional funds for its investing and operational needs.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, L.B. Foster Company’s (the “Company’s”) expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: a continuation or worsening of the adverse economic conditions in the markets we serve, including recession, the continued volatility in the prices for oil and gas, tariffs or trade wars, inflation, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a decrease in freight or transit rail traffic; environmental matters and the impact of environmental regulations, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, global shipping disruptions, the imposition of increased or new tariffs, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the recent dispositions of the Chemtec and Ties businesses, and acquisition of VanHooseCo Precast LLC and Cougar Mountain Precast, LLC businesses and to realize anticipated benefits; costs of and impacts associated with shareholder activism; the timeliness and availability of materials from our major suppliers, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cybersecurity risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation, business or financial condition; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; our ability to maintain effective internal controls over financial reporting (“ICFR”) and disclosure controls and procedures, including our ability to remediate any existing material weakness in our ICFR and the timing of any such remediation, as well as our ability to reestablish effective disclosure controls and procedures; any change in policy or other change due to the results of the UK’s 2024 parliamentary election and the U.S. 2024 Presidential election that could affect UK or U.S. business conditions; other geopolitical conditions, including the ongoing conflicts between Russia and Ukraine, conflicts in the Middle East, and increasing tensions between China and Taiwan; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments, including any governmental travel restrictions; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K/A for the year ended December 31, 2023, as amended on November 1, 2024, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.

Investor Relations:
Lisa Durante
(412) 928-3400
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023*

	Unaudited		Unaudited
Sales of goods	$116,457	$113,580	$462,659	$475,350
Sales of services	11,726	21,297	68,106	68,394
Total net sales	128,183	134,877	530,765	543,744
Cost of goods sold	86,722	85,570	351,265	368,197
Cost of services sold	12,846	20,598	61,438	63,503
Total cost of sales	99,568	106,168	412,703	431,700
Gross profit	28,615	28,709	118,062	112,044
Selling and administrative expenses	24,421	27,263	96,398	97,623
(Gain) on sale of former joint venture facility	—	—	(3,477)	—
Amortization expense	1,142	1,195	4,628	5,314
Operating income	3,052	251	20,513	9,107
Interest expense - net	1,016	1,124	4,992	5,528
Other expense (income) - net	1,601	(147)	1,076	2,635
Income (loss) before income taxes	435	(726)	14,445	944
Income tax expense (benefit)	712	(256)	(28,398)	(355)
Net (loss) income	(277)	(470)	42,843	1,299
Net loss attributable to noncontrolling interest	(35)	(40)	(103)	(165)
Net (loss) income attributable to L.B. Foster Company	$(242)	$(430)	$42,946	$1,464
Basic (loss) earnings per common share	$(0.02)	$(0.04)	$4.01	$0.14
Diluted (loss) earnings per common share	$(0.02)	$(0.04)	$3.89	$0.13
Average number of common shares outstanding - Basic	10,613	10,784	10,721	10,799
Average number of common shares outstanding - Diluted	10,613	10,784	11,048	10,995

*As reported in the Company's Current Report on Form 8-K filed on October 8, 2024, the Company corrected certain errors in previously reported 2024 quarterly financials, and certain immaterial errors in 2023 previously reported financials. All comparisons are based on the corrected historical results.

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2024	December 31, 2023
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$2,454	$2,560
Accounts receivable - net	64,978	53,484
Contract assets	16,720	29,489
Inventories - net	70,506	73,111
Other current assets	6,947	8,711
Total current assets	161,605	167,355
Property, plant, and equipment - net	75,374	75,579
Operating lease right-of-use assets - net	18,247	14,905
Other assets:
Goodwill	31,907	32,587
Other intangibles - net	14,801	19,010
Deferred income taxes	28,900	—
Other assets	3,483	2,965
TOTAL ASSETS	$334,317	$312,401
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$50,083	$39,500
Deferred revenue	10,205	12,479
Accrued payroll and employee benefits	15,393	16,978
Current portion of accrued settlement	—	8,000
Current maturities of long-term debt	167	102
Other accrued liabilities	12,316	17,442
Total current liabilities	88,164	94,501
Long-term debt	46,773	55,171
Deferred income taxes	1,150	1,232
Long-term operating lease liabilities	14,608	11,865
Other long-term liabilities	4,608	6,797
Stockholders' equity:
Class A Common Stock	111	111
Paid-in capital	43,550	43,111
Retained earnings	167,579	124,633
Treasury stock	(11,208)	(6,494)
Accumulated other comprehensive loss	(21,716)	(19,250)
Total L.B. Foster Company stockholders’ equity	178,316	142,111
Noncontrolling interest	698	724
Total stockholders’ equity	179,014	142,835
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$334,317	$312,401

Non-GAAP Disclosures
(unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, net debt, and organic results adjusted for the impact of 2024 and 2023 divestiture and product line exit activity. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash.

In the three and twelve months ended December 31, 2024, the Company made adjustments to exclude gains on asset sales, pension termination costs, restructuring costs, and a legal settlement. In the three and twelve months ended December 31, 2023, the Company made adjustments to exclude the loss on a divestiture, expenses from the exit of the bridge grid deck product line, bad debt provision for customer bankruptcy, restructuring costs, and contingent consideration adjustments associated with the VanHooseCo acquisition. The Company believes the results adjusted to exclude the items listed above are useful to investors as these items are nonroutine in nature.

The Company views net debt, which is total debt less cash and cash equivalents, as an important metric of the operational and financial health of the organization and believes it is useful to investors as an indicator of its ability to incur additional debt and to service its existing debt.

Organic sales growth (decline) is a non-GAAP financial measure of net sales growth (decline) (which is the most directly comparable GAAP measure) excluding the effects of divestitures and product line exit activities. Management believes this measure provides investors with a supplemental understanding of underlying trends by providing sales growth on a consistent basis. Management provides organic sales growth (decline) at the consolidated and segment levels. Portfolio changes are considered based on their comparative impact over the last twelve months, to determine the differences in 2023 versus 2024 results due to these transactions.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA, adjusted EBITDA, net debt, free cash flow, and organic sales (in thousands, except percentages and ratios) are as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Adjusted EBITDA Reconciliation
Net (loss) income, as reported	$(277)	$(470)	$42,843	$1,299
Interest expense - net	1,016	1,124	4,992	5,528
Income tax expense (benefit)	712	(256)	(28,398)	(355)
Depreciation expense	2,376	2,500	9,452	9,949
Amortization expense	1,142	1,195	4,628	5,314
Total EBITDA	$4,969	$4,093	$33,517	$21,735
Gain on asset sale	—	—	(4,292)	—
Restructuring costs	547	676	1,456	676
Pension termination costs	1,722	—	1,722	—
Legal expense	—	—	1,173	—
Loss on divestiture	—	—	—	3,074
VanHooseCo contingent consideration	—	—	—	(26)
Bridge grid deck exit impact	—	334	—	4,454
Bad debt provision	—	996	—	1,862
Adjusted EBITDA	$7,238	$6,099	$33,576	$31,775

	December 31, 2024	September 30, 2024	December 31, 2023
Net Debt Reconciliation
Total debt	$46,940	$68,544	$55,273
Less: cash and cash equivalents	(2,454)	(3,135)	(2,560)
Net debt	$44,486	$65,409	$52,713

December 31, 2024
Free Cash Flow Reconciliation
Net cash provided by operating activities	$22,632
Less capital expenditures on property, plant, and equipment	(9,791)
Free cash flow	$12,841

Change in Consolidated Sales	Three Months Ended December 31,	Percent Change	Year Ended December 31,	Percent Change
2023 net sales, as reported	$134,877		$543,744
Decrease from divestitures and exit	(1,585)	(1.2)%	(13,819)	(2.5)%
Change due to organic sales (decline) growth	(5,109)	(3.8)%	840	0.2%
2024 net sales, as reported	$128,183		$530,765

Total sales change, 2023 vs 2024	$(6,694)	(5.0)%	$(12,979)	(2.4)%

Change in Infrastructure Solutions Sales	Three Months Ended December 31,	Percent Change
2023 net sales, as reported	$65,583
Decrease due to product line exit	(1,585)	(2.4)%
Change due to organic sales decline	(14,969)	(22.8)%
2024 net sales, as reported	$49,029

Total sales change, 2023 vs 2024	$(16,554)	(25.2)%

Change in Rail, Technologies, and Services New Orders	Year Ended December 31,	Percent Change
2023 new orders, as reported	$299,584
Decrease due to divestitures	(6,105)	(2.0)%
Change due to organic new orders	14,915	5.0%
2024 new orders, as reported	$308,394

Total new orders change, 2023 vs 2024	$8,810	2.9%